Exhibit 10.11

BOARD SERVICES AND CONSULTING AGREEMENT

THIS BOARD SERVICES AND CONSULTING AGREEMENT is made as of September 30, 2020 (this “Agreement”), by and between Direct Digital Holdings, LLC, a Texas limited liability company (the “Company”) and Keith W. Smith (“Consultant”).

STATEMENT OF PURPOSE

WHEREAS, the Company wishes to enter into this Agreement with the Consultant, and the Consultant wishes to enter into this Agreement with the Company, to provide for the terms and conditions under which the Consultant will serve as a member of the Board of Managers of the Company (the “Board”) and perform other services for the Company; and

WHEREAS, terms used but not otherwise defined herein shall have the meanings ascribed in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (as amended, restated or otherwise modified from time to time in accordance with its terms, the “LLCA”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Position. During the Term (as defined in Section 7 hereof), subject to the terms and conditions of this Agreement and the LLCA, at the option of Direct Digital Management, LLC, a Delaware limited liability company (“DDM”), the Consultant shall serve as a DDH Manager (as such term is defined in the LLCA) of the Board. Consultant shall also serve as the President of the Company and be an Officer of the Company under the LLCA. For the avoidance of doubt, the Consultant shall be required to serve as a DDH Manager and any replacement Consultant shall be subject to the same approval rights applicable to a DDH Manager pursuant to Section 5.2 of the LLCA.

2.	Duties; Meetings. During the Term:

a.	At the option of DDM (but subject to Section 5.2 of the LLCA), the Consultant shall serve as the DDH Manager of the Board, and for so long as the Consultant is a DDH Manager of the Board, shall make reasonable business efforts to (i) attend all Board meetings in person or by conference telephone, videoconference or any other means of communication that allow all persons participating in the meeting to simultaneously hear each other during the meeting, (ii) serve as a director (or in an equivalent position) of any subsidiary and/or affiliate of the Company if requested by the Company, and (iii) answer questions and provide reasonable strategic advice to the Company’s officers as requested from time to time. The Company expects to have four (4) regular quarterly meetings of the Board each year.

b.	Consultant shall provide insights regarding commercial and economic issues that could impact the Company and its subsidiaries, giving context to strategic decisions.

c.	Consultant shall use his reasonable efforts to promote the interests of the Company and its subsidiaries.

d.	Consultant may perform services under this Agreement from any location and shall use Consultant’s own equipment in the performance of services hereunder.

3.	Compensation; Benefits.

a.	Consultant will be available to the Company to provide services to the Company under this Agreement for $450,000 per year paid on a bi-weekly basis calculated on an hourly basis as $216.35 per hour for eighty (80) hours for 26 bi-weekly pay periods. Any services of Consultant over the above-referenced amount will be approved in writing by the Board. Based on the performance of the Company and its subsidiaries, the Board shall meet annually, unless otherwise agreed by the Board, to (i) review and possibly increase the compensation payable hereunder and (ii) pay to Consultant a performance-based bonus, if any, as determined by the Board in their sole discretion.

b.	During the Term, the Consultant and his direct family members shall be eligible to participate in and be covered under all employee benefit plans and programs maintained by the Company and/or its subsidiaries. To the extent the Company cannot provide and maintain coverage for the Consultant on the Company’s health insurance, dental insurance, short term disability insurance, long term disability insurance and life insurance plans (“Plans”) on the day of Closing, the Company shall provide for, or reimburse Consultant for all out-of-pocket costs incurred for the purchase of insurance coverage that provides comparable benefit levels to the Consultant and his direct family members to the Company’s Plans at no greater cost.

c.	During the Term, the Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with Consultant’s services under this Agreement; provided, that Consultant complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

4.	Independent Contractor. Consultant’s status during the Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company or its subsidiaries in any respect; provided, however, that (a) during the USDM Control Period (as defined in the LLCA), the Consultant will have the agency with authority to bind the Company or its subsidiaries pursuant to and subject to the terms and conditions of the LLCA, and (b) during such period that the Consultant is also an Officer (as defined in the LLCA) of the Company, the Consultant, as an Officer, shall have such agency and authority to bind the Company or its subsidiaries pursuant to the rights and obligations of such Officer position held by the Consultant, subject to the terms and conditions of the LLCA. Except to the extent required by applicable law, all payments and other consideration made or provided to Consultant under Section 3 hereof shall be made or provided without withholding or deduction of any kind and Consultant shall assume sole responsibility for discharging all tax or other obligations associated therewith.

5.	Legal and Tax Matters. Consultant should consult his own legal counsel, tax advisor, accountant, and/or business advisor as to legal, tax and related matters concerning his compensation and services provided pursuant to this Agreement.

6.	Consultant’s Representation and Acknowledgment. Consultant represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any current or prior employment agreement or obligation. Consultant hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and Consultant shall have no recourse whatsoever against any member of the Company or any of their respective affiliates with regard to this Agreement.

7.	Term. Subject to the terms and conditions set forth in the LLCA, the term of this Agreement (the “Term”) shall mean the period commencing on the date hereof and terminating on the earliest of the following to occur:

a.	the death of the Consultant;

b.	the date on which Consultant terminates this Agreement (provided however that the termination of the Consultant’s service as a Manager on the Board for any or no reason shall not be a termination by Consultant of this Agreement);

c.	the date on which the Company terminates this Agreement pursuant to a Termination Event.

As used herein, a “Termination Event” shall mean (i) Consultant’s fraud.

For the avoidance of doubt, if the Term would be terminable pursuant to Section 7.a., then the Consultant’s heirs shall be entitled to receipt of any payments payable hereunder.

8.	Indemnification. The Company agrees to indemnify the Consultant for his activities as a Board member and for the services provided under this Agreement to the fullest extent permitted under the LLCA and/or applicable law whichever provides greater protection. The Company agrees that Consultant shall be a Covered Person (as defined in the LLCA) and shall have coverage under the Company’s D&O insurance policy that the Company is required to maintain pursuant to Section 5.4(f) of the LLCA.

9.	Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by any party hereto of any breach by another party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10.	Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, electronic mail or by registered or certified mail, postage prepaid, return receipt requested; to:

To the Company:

Direct Digital Holdings, LLC

10219 Piping Rock Lane

Houston, TX 77042

Attention: Keith Smith and Mark Walker

Email:      ksmith@directdigitalholdings.com

mwalker@directdigitalholdings.com

with copies (which shall not constitute notice) to:

McGuireWoods LLP

2000 McKinney Avenue, Suite 1400

Dallas, TX 75201

Attention: Phyllis Y. Young

Email: pyoung@mcguirewoods.com

To the Consultant

Keith Smith

1705 Monarch Oaks Street

Houston, Texas 77055

Email: ksmith@directdigitalholdings.com

Any party hereto may change its address for purposes of notice hereunder by giving notice in writing to the other party pursuant to this Section 10.

11.	Binding Effect; Assignment; Third-Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns. Notwithstanding the provisions of the immediately preceding sentence, neither Consultant nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

12.	Entire Agreement. This Agreement (together with any other agreement referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13.	Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to the principles of conflict of laws. Any and all claims, counterclaims, disputes and other matters in question arising out of or relating to this Agreement or the breach hereof will be resolved by the parties hereto in accordance with Section 12.16 of the LLCA.

15.	Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the parties hereto.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

17.	Conflict. In the event of a conflict between this Agreement and the LLCA, the LLCA shall control. In the event of a conflict between this Agreement and any agreement other than the LLCA, this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

COMPANY

DIRECT DIGITAL HOLDINGS, LLC

By:	/s/ Mark Walker
Name:	Mark Walker
Title:	Manager

CONSULTANT

/s/ Keith W. Smith
Keith W. Smith

[Signature Page to Board Services and Consulting Agreement – Keith Smith]